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                           2005 Executive Bonus Plan

The 2005 Executive Bonus Plan has two components. Under each of the two components, a bonus will be paid according to the following scale to the extent fiscal 2005 year end results of earnings before interest and taxes has grown over the prior year's earnings before interest and taxes for the applicable measurement unit.

The two components and eligibility are as follows:

1. A bonus plan, pursuant to which executives will be eligible to earn a bonus based upon an increase in operating profit over the previous fiscal year for the Vital Signs Core business. The Core business is comprised of the Company's traditional anesthesia, respiratory and critical sales operations, based in Totowa, New Jersey; Englewood, Colorado and Burnsville, Minnesota.

     a. The following positions are eligible for this plan: CEO, CFO, Executive Vice President - International, Vice President - Quality/Regulatory, Executive Vice President - Operations, Vice President - Research and Development, Vice President- Sales and Marketing, General Counsel and Vice President - Human Resources, and Corporate Controller.

2. A bonus plan, pursuant to which executives whose areas of responsibility encompass all subsidiary operations will be eligible to earn a bonus based upon an increase in operating profit over the previous fiscal year for the consolidated results of the Company as a whole.

     a. The following positions are eligible for this plan: CEO, CFO, Executive Vice President - International, Vice President - Research and Development, Vice President- Sales and Marketing, General Counsel and Vice President - Human Resources, and Corporate Controller. Additionally, after the close of the fiscal year the CEO shall meet with the Compensation Committee to determine if executives who were not otherwise eligible for this Plan should be awarded a bonus under it (including a determination as to whether a fractional portion of the bonus calculation should be paid because of contributions during the year to specific subsidiaries.


     Growth:               Percent of salary paid:
     9%                    9%
     10%                   15%
     11%                   16.5%
     12%                   18%
     13%                   19.5%
     14%                   21%
     15%                   22.5%






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     16%                   24%
     17%                   25.5%
     18%                   27%
     19%                   28.5%
     20%                   40%
     21%                   42%
     22%                   44%
     23%                   46%
     24%                   48%
     25%                   50%
     30%                   60%

Payment under each of the Plans is capped at 60%, or at 120% assuming that growth in both the Core Business and the Corporation as a whole were at 30% or more. Calculations regarding growth are to be made separately for each plan.

All financial results will be calculated in accordance with GAAP.

The bonus will be paid approximately on December 15, 1995. The executive must be employed on the date the bonus is to be paid to be eligible for payment of the bonus. Notwithstanding the identification of a position as being eligible for a plan, the Compensation Committee upon the advice of the CEO may determine that a bonus for a particular executive should not be paid due to circumstances which the CEO determines warrants such a determination.